Exhibit 10.04

June 17, 2013

PERSONAL & CONFIDENTIAL

To:      Robert B. Hammond, Ph.D.

Re:                        Employment Terms

Dear Robert:

We are very pleased that you have accepted our offer of full-time employment.

Your start date is the date of this letter (this “Letter”).

Your title is Chief Technology Officer, in which capacity you serve not only Resonant Inc., a Delaware corporation, but also its subsidiaries and affiliates from time to time (individually and collectively, the “Company”). You report to the Company’s Chief Executive Officer and Board of Directors (the “Board”). You will have the authority and responsibilities customarily afforded to persons with your title.

Your annual base salary is $200,000 (the “Annual Base Salary”), payable in accordance with the Company’s regular schedule for paying its employees, but in any event not less than twice per month. Any bonus compensation will be payable in the sole discretion of the Board.

You shall be entitled to paid vacation in accordance with the Company’s vacation policy as applicable to all of its employees generally. You may take your vacation at such times as you and the Company reasonably agree. In this regard, the Company would appreciate as much advance warning of your vacation time as reasonably possible so that your duties can be covered by others in your absence. You also will be entitled to take the Company’s paid holidays (typically not less than ten (10) days per year).

Your place of employment is at the Company’s principal offices in Santa Barbara, California, but you may be required to travel from time to time in accordance with Company policy.

You shall devote substantially all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company. Notwithstanding the immediately preceding sentence, but subject to the restrictions set forth in this Agreement and the Stockholders Agreement of even date among, inter alia, you and the Company (the “Stockholders Agreement”), you (i) shall not be required to spend any specific amount of time at the Company’s offices so long as you use reasonable judgment in determining the amount of time you spend performing duties outside of the Company’s offices and remain in reasonable contact by telephone or computer, (ii) may make and manage personal business investments of your choice, (iii) may serve on the boards of directors (or other bodies serving similar functions) of other companies, and (iv) may serve in any non-employee capacity with any civic, educational, professional, religious or charitable organization, or any governmental entity or trade association, so long as such activities do not materially interfere with the performance of your duties and responsibilities to the Company.

Robert Hammond

June 17, 2013

You will be entitled to participate in the benefit plans that the Company generally makes available to its employees, including, without limitation, its group health insurance program, in each case in accordance with the terms thereof, which may change from time to time.

Concurrently with the execution of this Letter, you are executing the Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement attached hereto as Exhibit A (the “Employee Confidential Information Agreement”) and the Mutual Agreement to Arbitrate Claims attached hereto as Exhibit B (the “Mutual Agreement to Arbitrate Claims”).

Your employment at the Company is on an at-will basis. This means that you have the right to terminate your employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Upon any termination of your employment, you will be entitled to receive:

•                                         Annual Base Salary earned but unpaid as of your termination or resignation date;

•                                      Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•                                        Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•                                        Any amounts or benefits under any Company compensation, incentive, or benefit plans vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

For purposes of Section 5.02(h) the Stockholders Agreement, your employment will be deemed to have been (a) “voluntarily terminated” only if you terminate your employment without Good Reason (as defined below) and (b) “involuntarily terminated for cause” only if the Company terminates your employment for Cause (as defined below).

For purposes of this Letter, (a) “Good Reason” means a termination of employment by you where Cause does not exist and on account of any of the following events: (i) a more than de minimis diminution in the character, scope or amount, as applicable, of your duties, Annual Base Salary, responsibilities, or authority; (ii) your reassignment without your consent to a geographic location in excess of thirty-five (35) miles from the Company’s then-current principal place of business, which relocation materially adversely affects your commute based on your primary residence as of the date the reassignment is announced; or (iii) the Company’s material breach of this Letter; provided, however, that for an event to constitute an event of Good Reason, (A) you must provide the Company with written notice of your intent to terminate employment and a description of the event you believe constitutes Good Reason within thirty (30) days after the initial existence of the event and (B) the Company shall have ninety (90) days after you provide the notice described above to cure the event that constitutes Good Reason (the “Cure Period”). You will have ninety (90) days following the end of the Cure Period to terminate your employment (if the underlying event remains uncured at the time of termination), after which Good Reason will no longer exist; and (b) “Cause” means you: (i) engaged in gross negligence or willful misconduct in the performance of your duties or willfully or repeatedly failed or refused to perform your duties (including without limitation any duty reasonably requested in the course of your employment (e.g., pursuant to a Board directive)), provided such duties are consistent with your title and position; (ii) engaged in one or more acts of fraud that caused, or is reasonably likely

Robert Hammond

June 17, 2013

to cause, more than de minimis harm to the Company, including its business or reputation; (iii) materially violated any of the Company’s lawful and material policies or procedures of which you had prior written notice or any laws, regulations or rules that are material to the Company’s business; (iv) materially breached this Letter or the Employee Confidential Information Agreement (as defined below); (v) committed, were indicted on charges related to, convicted of, or pled guilty or no contest to (A) a felony (other than for one or more traffic violations) or (B) a crime involving dishonesty that caused, or is reasonable likely to cause, more than de minimis harm to the Company, including without limitation its business or reputation; or (vi) breached your fiduciary duties to the Company; provided, however, that a termination shall not be a termination for Cause with respect to any event or circumstance described in clauses (i), (ii), or (iv) that is reasonably susceptible of cure (as determined by the Board in its reasonable discretion) (a “Curable Event”) unless (a) you have been given written notice of the Curable Event and at least ten (10) business days to cure and (b) the Curable Event or circumstance remains uncured at the end of such ten (10) business day period; provided, however, that if such failure to cure cannot reasonably be remedied within such ten (10) business day period (as determined by the Board in its reasonable discretion), it shall not constitute Cause hereunder if you shall commence such remedy within such ten (10) business day period and thereafter diligently pursue such remedy and cause its completion within thirty (30) days thereafter.

This Letter, the Confidential Information Agreement and the Mutual Agreement to Arbitrate Claims set forth the entire agreement with respect to your employment, and, upon your signature, shall supersede any prior agreements between you and the Company on the subject, whether written or oral, including without limitation the Services Agreement between you and Resonant LLC dated as of July 6, 2012. The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

Sincerely,

/s/ Terry Lingren
Name:	Terry Lingren
Title:	Chief Executive Officer

HAVING HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF MY OWN CHOOSING, I AGREE TO AND ACCEPT THE TERMS SET FORTH ABOVE:

/s/ Robert B. Hammond
Name: Robert B. Hammond

Exhibit A

Employee Confidential Information Agreement

RESONANT INC.

EMPLOYEE CONFIDENTIAL INFORMATION, NONSOLICITATION

AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment by Resonant Inc. (the “Company”), and my receipt of the compensation now and hereafter paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby enter into this Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement (the “Agreement”) as of this 17th day of June, 2013.

1.         Confidential Information.

a.         Prohibition on Disclosure and Use. Both during and after the term of my employment, I will maintain in strict confidence and will not, without the prior express written consent of the Company, (i) directly or indirectly disclose or cause to be disclosed to any “Person” (as defined below) that is not a party to this Agreement (a “Third Party”), or (ii) use in any manner, except for the sole benefit of the Company or its “Affiliates” (as defined below) and to the extent necessary to perform my obligations and duties on behalf of the Company, any “Confidential Information”(as defined below).

i.          “Person” means any individual, corporation (including any non-profit or professional corporation), general or limited partnership, professional limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

ii.          “Affiliate” means any Person that directly or indirectly controls or is controlled by or under common control with the Company, and shall also mean any Person in which the Company holds twenty percent (20%) or more of the outstanding equity or other ownership interests. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

iii.         “Confidential Information” means any proprietary or confidential information or trade secrets or know-how, whether or not it is in written or other tangible or permanent form: (A) obtained from or belonging to the Company or any Affiliate; (B) received by the Company or any Affiliate from any Third Party, which the Company designates or treats as being proprietary, private or confidential, whether or not owned by the Company or any Affiliate; (C) concerning the Company’s or any Affiliate’s businesses, customers, suppliers and other business relationships or financial affairs; (D) relating to the techniques, formulation, organization, design, development, implementation, preparation and other operations, methods and accumulated experiences incidental to the sale and promotion of the products and services sold by the Company or any Affiliate, including information that pertains to the solicitation of customers for the sale of such products, job order specifications, pricing structures or the Company’s or any Affiliate’s commission structure based thereon, or the services from time to time provided by the Company or any Affiliate to its customers; (E) relating to marketing techniques, advertising, promotions, supplier, customer and prospect customer lists, mailing lists, concepts, ideas, know-how, trade secrets and/or research of the Company or any Affiliate, whether prepared, conceived or developed by an employee of the Company or any Affiliate (including myself) or received by the Company or any Affiliate from a Third Party; and (F) that is identified as confidential by the Company or any Affiliate, or that would be apparent to a reasonable person, familiar with the Company’s or any Affiliate’s businesses and the industries in which it operates, as information of a confidential or proprietary nature.

b.         Passwords and Keys. Without limiting the generality of the foregoing, I will not (i) reveal, disclose, or otherwise make available to any Person any password or key of the Company or any Affiliate, whether or not the password or key is assigned to me, or (ii) obtain, possess, or use in any manner any password or key of the Company or any Affiliate that is not assigned to me. I will use my commercially reasonable efforts to prevent the unauthorized use of any laptop or personal computer, smart phone, peripheral device, software, or related technical documentation that the Company issues to me, and will not input, load, or otherwise attempt any unauthorized use of software from or using any computer of the Company or any Affiliate, whether or not such computer is assigned to me.

c.         Public Information. Confidential Information shall not include information that is now or hereafter becomes generally known to the public through no action by me or my agents, affiliates or employees.

d.         No Copies. I will not make copies of Confidential Information, whether in tangible, electronic or other form, except as authorized by the Company or necessary to perform my obligations and duties on behalf of the Company in my capacity as an employee.

e.         Return of Confidential Information. Upon termination of my employment or at any time at the request of the Company, I will deliver to the Company all written and other tangible material in my possession constituting or incorporating Confidential Information and any other information belonging to the customers, clients and suppliers of the Company or any Affiliate who may have disclosed such information to me as the result of my status as an employee of the Company, as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants, or similar items or devices that the Company has provided to me (“Company Materials”). I will not retain any Company Materials, including copies of any kind thereof or summaries or notes of any kind based thereon, after the date my employment with the Company ceases. I agree to provide the Company with a written certification of my compliance with my obligations under this Section 1.e promptly following termination of my employment.

2.         Inventions and Separate Works.

a.         Disclosure and Assignment of Inventions. I will promptly disclose and describe in reasonable detail to the Company, and agree to assign and hereby do irrevocably and unconditionally assign to the Company or its designee, my entire right, title and interest throughout the world in and to all “Inventions” (as defined below) that I may, either solely or jointly with others, create, make, discover, conceive or reduce to practice during the term of my employment with the Company that (i) relate to the business or actual or demonstrably anticipated research or development of the Company or any Affiliate, (ii) were developed using any of the equipment, supplies or facilities of the Company or any Affiliate or any Confidential Information, or (iii) resulted from any work I performed for the Company or any Affiliate, whether or not performed during business hours (individually and collectively, “Works”). To the extent that any Works were created, made, conceived or reduced to practice during the term of my Service Agreement with Resonant LLC, a California limited liability company (“Resonant LLC”) prior to the date of this Agreement and my entire right, title and interest therein has not previously vested in Resonant LLC by operation of law or otherwise, I agree that such Inventions and my entire right, title and interest therein are hereby irrevocably assigned to the Company, with retroactive effect to the date of their creation. However, I do not assign or agree to assign any Inventions made by me prior to my employment with the Company without the use of any Confidential Information, which Inventions, if any, are identified on Exhibit A to this Agreement (the “Separate Works”). I represent and warrant that I have no rights in any Inventions other than the Inventions specified on Exhibit A. If I do not list any Inventions on Exhibit A, then I acknowledge that none exist. The foregoing assignment of Inventions shall be without additional consideration of any kind other than the consideration recited herein.

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b.         Definition of Inventions. As used in this Agreement, the term “Inventions” means: (i) any new or useful invention, concept, art, discovery, design, development, contribution, finding or improvement, whether or not patentable or registrable under copyright or similar laws; (ii) any and all copyrightable works, in any medium of expression; (iii) any and all trade names, service marks and trademarks, including all goodwill associated therewith; (iv) any and all patentable works, including any patents, divisions, continuations, continuations in part, applications, utility applications, provisional applications, substitute applications, reexaminations, reissues and extensions; (v) any and all software (including both object and source code), works of authorship, utility models, topography rights, database rights, formulae, methods, processes, manufacturing techniques and trade secrets; (vi) any other intellectual property or proprietary rights anywhere in the world; (vii) any and all related know-how and rights to obtain, register, perfect and enforce any right or interest in any of (i) through (vi); and (viii) the right to sue for past infringement in connection with any right or interest in any of (i) through (vii).

c.         Nonassignable Inventions. I understand that, to the extent this Agreement shall be subject to and construed in accordance with the laws of any jurisdiction that precludes a requirement in an employee agreement to assign certain classes of Inventions made by an employee, this Agreement shall be interpreted not to apply to the classes of Inventions that are precluded under the laws of such jurisdiction, but shall otherwise apply to all other classes of Inventions. Specifically, my assignment under this Agreement does not apply to Inventions that qualify fully under Section 2870 of the California Labor Code (attached hereto as Exhibit B). However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment by the Company or any Affiliate or within three (3) months following any termination of such employment, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions are subject to this Agreement.

d.         No Designation as Inventor; Waiver of Moral Rights. I agree that the Company shall not be required to designate me as the inventor or author of any Works. I waive and release, to the extent permitted by applicable law, all my rights to such designation and any rights concerning future modifications to Works. To the extent permitted by applicable law, I hereby waive all claims to moral rights in and to any Works.

e.         Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions created, made, discovered, conceived or reduced to practice by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

f.          Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense and direction, in every proper way to secure the Company’s, or its designee’s, rights in the Works and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical

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incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyrights, mask works or other registrations covering any Works, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

I understand that I will not be compensated for any assistance required by the Company pursuant to this Section 2.f, except that the Company will reimburse me for any out-of-pocket expenses incurred at its specific instruction.

g.         Exception to Assignments. Solely to the extent that the assignment of any Work or portion thereof as contemplated by Section 2 cannot be effected under applicable law, I agree that the Company or its designee is hereby granted an exclusive (even as against me, my heirs, executors, administrators and other legal representatives, and my successors and assigns), perpetual, irrevocable, worldwide, sub-licensable, royalty-free and fully-paid license, in all fields of use, under any and all rights (including all patent, copyright and other intellectual property rights) in and with respect to such Work or portion thereof.

h.         Separate Works. If, in the course of my employment with the Company, I incorporate into any Works any Separate Works, then each of the Company, its affiliates and their respective designees shall have, and is hereby granted, a nonexclusive, royalty-free, irrevocable, perpetual, sub-licensable worldwide license to make, have made, modify, use and sell such Separate Works as part of or in connection with such Works or product incorporating, based on or otherwise utilizing such Works.

3.         Use of Name, Voice and Likeness. I hereby irrevocably grant to the Company the right, but not the obligation, during the term of my employment, to use my name, voice or likeness, solely to recruit for the Company or any Affiliate, to publicize or advertise the Company or any Affiliate or their respective products or services, and for internal purposes, in any medium now known or hereafter existing. After the term of my employment, the Company may use my name, voice and likeness for any of the foregoing purposes with my consent, which shall not be unreasonably withheld or delayed.

4.         Business Relationships and Goodwill. I acknowledge and agree that, as an employee and representative of the Company, I will be responsible for building and maintaining business relationships and goodwill with current and future vendors, customers, clients, and prospects on a personal level. I acknowledge and agree that this responsibility creates a special relationship of trust and confidence involving the Company and/or these Persons and me. I also acknowledge that this creates a high risk and opportunity for the misappropriation of these relationships and the goodwill existing between the Company and such Persons. I acknowledge and agree that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

5.         Nonsolicitation. Without limiting the generality of Sections 1 and 2, during my employment with the Company or any Affiliate, and until the date twelve (12) months following any termination of such employment, I agree that I will not, directly or indirectly, for my own benefit or for the benefit of any other Person, do any of the following: (a) through the use of the Company’s Confidential Information, solicit from any customer doing business with the Company or any Affiliate as of my termination of employment or within twelve (12) months prior to my termination, business of the same or of a similar nature to the business of the Company or any Affiliate; (b) through the use of the Company’s Confidential information,

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solicit from any known potential customer of the Company or any Affiliate business of the same or of a similar nature to that which has, to my knowledge, been the subject of either (i) a written or oral bid, offer or proposal by the Company or any Affiliate or (ii) substantial preparation with a view to making such a bid, proposal or offer, within twelve (12) months prior to my termination; (c) through the use of the Company’s Confidential Information, seek to persuade any consultant or other service provider of the Company to cease providing services to the Company; (d) solicit the employment or services of, or hire, or cause others to solicit the employment or services of, or hire, any Person who either (i) is at the time of solicitation, or immediately prior to the time of hiring was, employed by the Company or (ii) to my knowledge, was employed by the Company or any Affiliate as of the time of the termination of my employment or within twelve (12) months prior thereto; or (d) through the use of the Company’s Confidential information, otherwise interfere with the business or accounts of the Company. Notwithstanding the foregoing, the provisions of this paragraph shall not be violated by (A) general advertising or solicitation not specifically targeted at employees of Company, (B) my serving as a reference, upon request, for any employee of Company, or (C) actions taken by any Person with which I am associated if I am not personally involved in any manner in the matter and I have not identified such employee for recruiting or solicitation.

6.         No Conflicting Obligations. My performance of this Agreement and my employment by the Company does not and will not breach any agreement to which I am bound to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. I hereby represent that if I obtained any information during my prior employment that any prior employer indicated was considered confidential and proprietary or that was disclosed to me in a manner that should have made me realize it was so considered, then I will not make use of, disclose or induce the Company to use any such confidential and proprietary information during my employment with the Company unless such information: (a) becomes generally known to the public through no action by me or my agents, affiliates or employees; (b) is independently developed by others at or on behalf of the Company who did not receive access to such information from me; or (c) is received by the Company from a Third Party. I represent and warrant to the Company that my execution of this Agreement, performance of my obligations hereunder and employment by the Company will not, with or without the giving of notice or passage of time, conflict with, result in the breach or termination of, or constitute a default under, any agreement to which I am a party or by which I am or may be bound. I will not enter into any agreement, whether written or oral, in conflict with any provision of this Agreement.

7.         Not an Employment Contract. I understand and acknowledge that this Agreement shall not be construed as creating or evidencing any separate or independent obligation of the Company or any other Person to hire or to retain me as its employee, consultant or otherwise for any specified period of time or to assign to me any particular duties or responsibilities. This Agreement does not alter, amend or expand upon any rights I may have to be in or continue in an employment relationship with the Company or any right I or the Company may have to terminate my employment under any agreement, whether now existing or hereafter entered into, including the letter from the Company of even date setting forth the terms of my employment (the “Employment Letter”), or under applicable law. I further understand that this Agreement does not change the at-will nature of my employment and that I or the Company may terminate my employment with the Company at any time.

8.         Notification to New Employer. In the event that I leave the employ of the Company, I authorize the Company to (a) inform any of my future employers of my obligations under this Agreement and (b) provide them with a copy of this Agreement.

9.         Nondisparagement. I will not, during my employment or after the termination of my employment with the Company, make any statements that would reasonably be construed as defamatory, in any form, about the Company, its Affiliates or their respective directors, managers, officers, employees, agents, products or services.

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10.       Survival and Assignable. This Agreement: (a) shall survive the termination of my employment with the Company regardless of the manner of such termination; (b) is assignable by the Company (but not by me) including to any entity with which, or into which, the Company may be merged or that may succeed to its assets or business, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by such successors or assigns without the necessity that this Agreement be re-signed at the time of such assignment; and (c) is binding upon my heirs, executors, administrators and legal representatives. Rights and assignments granted by me in this Agreement are assignable by the Company and are for the benefit of the successors and assigns of the Company.

11.       Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me. No failure or delay by the Company in exercising any right or remedy hereunder will operate as a waiver of the same or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

12.       Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent, be invalid or unenforceable because it extends for too long a period of time, or over too great a range of activities, or over too broad a geographic area, or for any other reason, then such provision shall be modified to the extent necessary to be enforceable to the maximum extent permitted by law, and the entire Agreement shall not fail on account thereof, but otherwise shall remain in full force and effect. I acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business, trade secrets and goodwill of the Company and I agree that such restrictions are reasonable in all respects for such purpose.

13.       Injunctive Relief; Attorney’s Fees. I acknowledge that the services to be rendered by me to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by me of any of the provisions contained in this Agreement would cause the Company irreparable injury. I therefore agree that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining me from any such breach or threatened breach. The preceding sentence shall not be construed to limit my right to dispute the factual basis for any claim by the Company for equitable relief. In the event I breach or threaten to breach this Agreement, I agree that I shall be responsible for, and shall indemnify and hold the Company harmless against, any and all attorney fees, costs and other expenses incurred by the Company in connection with its efforts to enforce the covenants and agreements made by me in this Agreement.

14.       Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflicts of law principles. Subject to the Mutual Agreement to Arbitrate Claims of even date between the Company and me (the “Arbitration Agreement”), each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court or federal court of the United States of America situated in the County of Los Angeles, California and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and

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unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such California state court or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

15.       Entire Agreement; No Drafting Presumption. This Agreement, the Employment Letter and the Arbitration Agreement constitute my entire understanding with the Company with respect to the subject matter of this Agreement, the Employment Letter and the Arbitration Agreement, and these three agreements together supersede all prior understandings and agreements, whether written or oral, with respect to such matters. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstance whatsoever. No rule of construction shall be applied in favor of or against either party hereto by virtue of such party’s participation or lack of participation in the drafting hereof.

16.       Counterparts; Delivery. This Agreement may be executed in one or several counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or other electronic transmission.

17.       SPECIFIC REPRESENTATIONS AND WARRANTIES. I REPRESENT THAT:

a.         I HAVE HAD A REASONABLE PERIOD OF TIME TO REVIEW AND CONSIDER THE TERMS OF THIS AGREEMENT;

b.         I HAVE FULLY READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND AGREE THAT THEY ARE REASONABLE IN SCOPE AND DURATION;

c.         I HAVE HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, AM ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND AM NOT RELYING UPON ANY STATEMENTS OR REPRESENTATION BY THE COMPANY OR ITS AGENTS OR REPRESENTATIVES REGARDING THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, I have executed this Agreement as of the date first written above.

EMPLOYEE:

[ ]

AGREED AND ACKNOWLEDGED:

THE COMPANY:

Resonant Inc.

By:
Name:
Its:

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EXHIBIT A

SEPARATE WORKS

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

(a)        Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)        Result from any work performed by the employee for the employer.

(b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Initials:

Exhibit B

Mutual Agreement to Arbitrate Claims

RESONANT INC.

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Resonant Inc., a Delaware corporation (the “Company”), and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand, and agree that by entering into this Mutual Agreement to Arbitrate Claims (this “Agreement”) I anticipate gaining the benefits of a speedy, impartial, dispute resolution procedure.

I understand that any reference in this Agreement to the Company will be a reference to the Company and its agents, employees, subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them. I acknowledge and agree that no express or implied representations contrary to the foregoing have been made to me. This agreement supersedes any prior written or oral agreements or understandings, whether express or implied, between me and the Company, with respect to the subject matter set forth herein.

1.                                    Claims Covered by this Agreement. To the extent authorized by law, the Company and I mutually consent to the resolution by arbitration of all claims or causes of action that the Company may have against me or that I may have against the Company or against its officers, directors, employees, or agents in their capacity as such or otherwise (collectively, “claims”). The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy, and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act or Employee Retirement Income Security Act. The claims covered by this Agreement do not include claims excluded in the following paragraph.

2.                                    Claims Not Covered by the Agreement. The following claims are not covered by this Agreement: (a) claims I may have for workers’ compensation or unemployment compensation benefits; (b) claims relating to Confidential Information (as defined in Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement of even date between the Company and me (the “Employee Confidential Information Agreement”)), Inventions (as defined in the Employee Confidential Information Agreement) or other intellectual property, including patents, copyrights and trademarks; and (c) claims for actual or threatened breach by me or the Company of, or to enforce any rights or obligations of the Company or me under, the Stockholders Agreement dated on or about the date hereof by and among the Company, me, the other stockholders of the Company and the other parties thereto (the “Stockholders Agreement”), which claims shall be resolved in the manner provided in the Stockholders Agreement. In addition, if a related set of facts and circumstances should give rise to multiple claims, some of which would otherwise be covered by this Agreement and others of which would be resolved in the manner provided in the Stockholders Agreement, then all such claims shall instead be resolved in the manner provided in the Stockholders Agreement. All determinations as to the applicability of the preceding sentence shall be made by the Company in its sole discretion, which determination shall be binding on the Company and me. Also, nothing in this Agreement shall be construed to restrict or prevent either party from pursuing provisional remedies in a court of competent jurisdiction, where appropriate, in accordance with California Code of Civil Procedure section 1281.8 or other applicable state or federal laws. Provisional remedies include, but are not limited to, temporary and/or permanent injunctions or restraining orders.

3.                                    Required Notice of All Claims. The Company and I agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, employees or agents, shall be sent to the general counsel of the Company. I will be given notice at the last address recorded in my personnel file. The written notice shall identify and describe the nature of all claims asserted and detail the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

4.                                    Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the employment dispute rules, and under the auspices, of Judicial Arbitration and Mediation Services, Inc. that are then in effect (“JAMS Rules”) and held in the County of Los Angeles, California before a retired judge who is licensed to practice law in California (the “Arbitrator”). The Arbitrator shall be selected by the mutual agreement of the parties and shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall apply the applicable statute of limitations to any claim, taking into account the compliance with paragraph 3 of this Agreement. The Arbitrator’s decision as to the substantive law and otherwise, shall be final and binding upon the parties, except as provided in this Agreement. Any party may be represented by an attorney or other representative selected by the party.

I UNDERSTAND THAT, BY THIS AGREEMENT, I AM WAIVING MY RIGHT TO HAVE A CLAIM ADJUDICATED BY A COURT OR JURY.

5.                                    Arbitration Fees and Costs. The Company shall pay the fees and costs of the Arbitrator in excess of what it would cost to file a claim in Superior Court. Each party shall pay its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party.

6.                                    Interstate Commerce. I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

7.                                    Requirements for Modification or Revocation. This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

8.                                    Sole and Entire Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for the Stockholders Agreement and any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject (other than the Stockholders Agreement). No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

9.                                    Construction. If any provision of this Agreement is adjudged to be void, or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement.

10.                            Not an Employment Agreement. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. This Agreement also in no way alters the at-will status of my employment.

I acknowledge that I have carefully read this Agreement, that I understand its terms, that all understanding and agreements between the Company and me relating to the subjects covered in this Agreement are contained in it and that I have entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement itself. I acknowledge that, except as otherwise provided herein, I am waiving my right to have any claim adjudicated or settled by a court or jury.

I further acknowledge that I have been given the opportunity to discuss this Agreement with my own, independent legal counsel and that I have taken advantage of that opportunity to the extent I wish to do so.

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AGREED AND ACKNOWLEDGED BY THE COMPANY:

Resonant Inc.

By:
Name:
Its:
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